Exhibit 99.1

          AmNet Mortgage Inc. Reports Fourth Quarter and 2004 Results

     SAN DIEGO--(BUSINESS WIRE)--March 9, 2005--AmNet Mortgage Inc. (NASDAQ:AMNT), the parent company of American Mortgage Network (AmNet), a nationwide wholesale mortgage bank, today reported fourth quarter and 2004 results.

     Results of the fourth quarter include:

     -- Fourth quarter consolidated net income was $123 thousand, or $0.01 per diluted share, compared to a loss of $406 thousand or $0.05 per diluted share in Q4, 2003;

     -- Mortgage loans funded through AmNet were $2.5 billion in the fourth quarter of 2004 compared to $1.9 billion in the fourth quarter of 2003; and

     -- For the fourth quarter of 2004, AmNet's income before income taxes was $1.0 million, compared to a loss before income taxes of $2.9 million in the fourth quarter of 2003.

     Results for the full year 2004 include:

     -- Consolidated net loss was $6.3 million, or $0.83 per diluted share, inclusive of $2.9 million, or $0.38 per diluted share related to charges for a valuation adjustment on the sale of the REIT portfolio, compared to net income of $29.0 million, or $3.57 per diluted share, for the year ended December 31, 2003, inclusive of tax benefits;

     -- Funded $9.0 billion of mortgage loans compared to $10.2 billion for the year ended December 31, 2003;

     -- AmNet's loss before income taxes was $5.3 million in 2004, compared to income before income taxes of $23.5 million in 2003;

     --   Established new correspondent and subprime channels;

     -- Opened seven new loan production offices and expanded the sales force from 89 at year-end 2003 to 171 at year-end 2004;

     -- Increased cash and cash equivalents to $52.7 million as of December 31, 2004 from $46.5 million at December 31, 2003;

     --   Sold the majority of its remaining REIT portfolio; and

     -- Repurchased approximately 605 thousand shares of its common stock, representing 7.7% of the outstanding shares at the beginning of 2004.

     Consolidated Results

     AmNet Mortgage Inc. reported consolidated net income of $123 thousand, or $0.01 per diluted share, for the fourth quarter of 2004 compared to a net loss of $406 thousand, or $0.05 per diluted share for the fourth quarter of 2003. The consolidated net loss for 2004 was $6.3 million, or $0.83 per diluted share, inclusive of $2.9 million, or $0.38 per diluted share, related to the reclassification and sale of the majority of its mortgage asset portfolio.
     Commenting on results for the year, John M. Robbins, Chief Executive Officer, said, "2004 was a challenging operating environment for the mortgage industry, yet it was a year of investment and growth for the Company. We capitalized on a number of opportunities to build shareholder value. From a de novo start in 2001, we have become one of the country's top twenty wholesale lenders. Despite a major market contraction, competitive pressures and margin compression, we expanded our wholesale branch network across the United States and greatly increased the size of our sales force."
     Robbins continued, "Despite a competitive mortgage market, we launched subprime and correspondent channels to further leverage our infrastructure and operating platform. Because we believe it will benefit the Company over the long term, we made investments of an estimated $6.8 million in the new correspondent and subprime businesses as well as in net costs associated with new branches."
     Robbins added, "We sold the majority of our remaining REIT portfolio which simplified our balance sheet, improved liquidity and eliminated nearly all future prepayment or credit risk represented by the portfolio. Net cash proceeds from the sale were approximately $26 million. More than $90 million of bond collateral debt was extinguished."
     The Company repurchased approximately 605 thousand shares of its common stock, representing 7.7% of the outstanding shares at the beginning of 2004. "The Company's book value has continued to exceed its stock price trading range, making stock repurchases a prudent utilization of the Company's capital," Robbins stated. "We believe this program is an excellent way to enhance stockholder value."

     Mortgage Banking Business - American Mortgage Network (AmNet)

     AmNet funded $2.5 billion in home loans during the fourth quarter, a 34% increase over $1.9 billion funded in the fourth quarter of 2003, reflecting the impact of improved market penetration over the past year. According to the Mortgage Bankers Association (MBA), fourth quarter total mortgage market origination volumes increased approximately 6% from fourth quarter 2003 levels. For the year ended December 31, 2004, AmNet funded $9.0 billion in home loans, a 12% decrease compared to $10.2 billion in 2003. The MBA estimates that 2004 total mortgage market origination volumes declined 25% from 2003.

     AmNet Operating Results

     For the fourth quarter of 2004, AmNet's income before income taxes was $1.0 million, compared to a loss before income taxes of $2.9 million in the fourth quarter of 2003. The loss before income taxes in 2004 was $5.3 million, compared to $23.5 million of income before income taxes in 2003. Throughout 2004, profitability was affected by price competition and margin compression as the mortgage market contracted due to the industry-wide reduction in refinancing volume. Although 2004 was often marked by very competitive pricing, AmNet's fourth quarter margins improved due primarily to greater production of higher margin products.
     Gain on the sale of loans, net of derivative financial instruments in the fourth quarter totaled $19.8 million, or 75 basis points, on $2.6 billion of loan sales volume, as compared to $12.9 million, or 66 basis points, on $1.9 billion of loan sales volume during the fourth quarter of 2003. AmNet increased its volume of higher margin loan products, including Alt-A, seconds/HELOCS and subprime, to 30.9% in the fourth quarter of 2004 from 5.0% in the comparable period in 2003.
     Interest on mortgage assets in the fourth quarter of 2004 was $10.0 million and was offset by interest expenses of $6.3 million, resulting in a net interest spread of $3.7 million, or 15 basis points, on $2.5 billion of loan fundings. In the fourth quarter of 2003, interest on mortgage assets was $6.0 million and was offset by interest expense of $2.8 million, resulting in a net interest spread of $3.2 million, or 17 basis points on fundings of $1.9 billion.
     AmNet's operating expenses, which were total expenses of $29.0 million less interest expense $6.3 million, totaled $22.7 million during the fourth quarter of 2004, or 91 basis points, on loan fundings. These expenses included an estimated $8.5 million in sales commissions and other variable expenses, representing approximately 37% of total operating expenses. For the fourth quarter of 2003, AmNet's operating expenses, which were total expenses of $21.8 million less interest expense $2.8 million, totaled $19.0 million, or 102 basis points, on loan fundings. These expenses included an estimated $6.6 million in sales commissions and other variable expenses, representing approximately 35% of total operating expenses. The year-over-year fourth quarter increase in operating expenses is tied mainly to a larger branch system and infrastructure investments in the subprime and correspondent businesses.
     Commenting on mortgage operations in the fourth quarter, Robbins stated, "There was continuing momentum throughout the quarter as new account executives increased their loan production. With our subprime and home equity offerings now in place, we are confident that our 'one-stop shopping' wholesale model will help to differentiate us from other lenders."

     Liquidity and Book Value

     Cash and cash equivalents were $52.7 million as of December 31, 2004, compared to $46.5 million at December 31, 2003. Cash per outstanding share was $7.22 at December 31, 2004, compared to $5.91 at December 31, 2003. Book value per outstanding share was $10.56 at December 31, 2004, compared to $11.24 at December 31, 2003.

     2005 Strategic Initiatives

     The MBA is forecasting that total mortgage originations for 2005 will be $2.6 trillion, one of the five largest mortgage markets in history. The average 30-year fixed mortgage rate is predicted by the MBA to rise to 6.4% in the fourth quarter of 2005, up from 5.7% in the fourth quarter of 2004.
     AmNet's 2005 strategic initiatives are focused on leveraging its scale across channels and growing production by:

     -- Expanding our sales force and intensifying recruitment of top performing account executives;

     -- Continuing to grow market share and sales penetration through our wholesale branch network;

     -- Increasing production from correspondent and subprime channels as well as through home equity offerings;

     -- Implementing specific technology platform enhancements that increase functionality for our broker customers and make it easier for them to do business with us; and

     --   Continuing to improve product mix.

     Conference Call and Webcast

     Management will host a conference call with a simultaneous webcast today at 8:30 a.m. Pacific/10:30 a.m. Central/11:30 a.m. Eastern to discuss fourth quarter and year-end 2004 operating performance. The conference call, featuring Chairman and Chief Executive Officer, John M. Robbins, and Executive Vice President and Chief Financial Officer, Judith A. Berry, will be available by telephone and via the Internet.
     To participate by telephone, please dial 800-201-1027 at least five minutes before start time. For international callers, please dial 706-634-0805. A telephone replay will be available through March 16, 2005 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code #3722165.
     To listen to the webcast, log on to
www.amnetmortgageinc.com/webcasts.shtml. The webcast will also be available live at www.fulldisclosure.com. An online replay will be available at www.amnetmortgageinc.com/webcasts.shtml for one year. Electronic versions of news releases may be accessed via the Company's web site at www.amnetmortgageinc.com.

     About AmNet Mortgage, Inc.

     AmNet Mortgage Inc. is the parent company of American Mortgage Network. For more information, please visit www.amnetmortgageinc.com.

     About American Mortgage Network

     Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. Through its correspondent channel, the Company purchases loans from small to mid-size mortgage banks, credit unions and community banks.
     AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Ohio, Oregon, Rhode Island, Texas, Utah, Virginia and Washington. AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 50 states and the District of Columbia either by license or exemption. For more information, please visit www.amnetmortgage.com.

     Forward-Looking Statement

     Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding: The belief that certain investments made in 2004 will benefit the Company over the long term; the elimination of nearly all future prepayment and credit risk represented by the sale of mortgage portfolio assets; stock repurchase being an excellent way to enhance stockholder value; the MBA's estimates of 2004 mortgage market origination volume; Company differentiation resulting from the addition of subprime and home equity mortgage product offerings; MBA estimates for 2005 total mortgage originations and 30-year fixed mortgage interest rates; and the Company's 2005 strategic initiatives growing loan production. The Company's ability to meet its operational and financial goals are subject to risks including risks related to: The Company's ability to continue to sell its loans to a competitor who is its largest purchaser; the Company's ability to maintain and renew its warehouse lines; the large concentration of the Company's loans in California; the effectiveness of the Company's hedging strategies; the Company's ability to increase its loan origination volume in a contracting market; and the Company's lack of significant experience with subprime loans and correspondent lending. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market, including subprime loans; the stability of the entire mortgage secondary market; the predictability of the Company's expenses and margins; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of all of the Company's mortgage loans; the Company's liquidity position; the availability of qualified mortgage professionals; the ability to attract and retain qualified mortgage professionals and other risk factors outlined in the Company's SEC reports.


                         AMNET MORTGAGE, INC.
                             (unaudited)
----------------------------------------------------------------------
                            Three      Three       Twelve     Twelve
                            Months     Months      Months     Months
                            ------     ------      ------     ------
                            Ended      Ended       Ended      Ended
                            -----      -----       -----      -----
                         12/31/2004 12/31/2003  12/31/2004 12/31/2003
                         ---------- ----------  ---------- ----------
Income Statement
----------------
Mortgage Banking Segment:
Revenues
Gain on sales of loans      $22,582    $16,444     $64,619    $79,203
                         ---------------------------------------------
Derivative financial
 instruments:
 Forward sales of
  mortgage backed
  securities (MBS) and
  options on MBS             (2,928)     1,067      (5,351)     2,182
 Market adjustment on
  loan commitment
  pipeline                       96     (4,644)       (424)    (2,104)
                         ---------------------------------------------
  Total derivative
   financial instruments     (2,832)    (3,577)     (5,775)        78
                         ---------------------------------------------
  Gain on sales of loans,
   net of derivative
   financial instruments     19,750     12,867      58,844     79,281
Interest on mortgage
 assets                      10,042      6,032      32,250     29,875
Other income                    205         18         508         94
                         ---------------------------------------------
  Total revenue, net of
   derivative financial
   instruments               29,997     18,917      91,602    109,250
                         ---------------------------------------------

Expenses
Interest expense              6,295      2,826      17,370     13,482
Operating expenses           22,691     19,005      79,531     72,220
                         ---------------------------------------------
  Total expenses             28,986     21,831      96,901     85,702
                         ---------------------------------------------

Income (loss) before
 income taxes - Mortgage
 Banking Segment             $1,011    $(2,914)    $(5,299)   $23,548

Mortgage Asset Portfolio
 Segment:
Revenues
Interest on mortgage
 assets                        $784     $2,065      $3,013    $10,906
Other income                   (556)       226         152      1,171
                         ---------------------------------------------
  Total revenue                 228      2,291       3,165     12,077
                         ---------------------------------------------
Expenses
Interest expense                111      1,040       1,451      4,840
Provision for loan losses        (1)       964         206      3,442
Gain on sale of real
 estate owned, net               (2)      (170)       (408)      (921)
Valuation adjustment
 (gain)/loss - bond
 collateral sale                 (8)         -       4,864          -
Operating expenses              389        610       1,782      2,344
                         ---------------------------------------------
  Total expenses                489      2,444       7,895      9,705
                         ---------------------------------------------
(Loss) income before
 income taxes - Mortgage
 Asset Portfolio Segment      $(261)     $(153)    $(4,730)    $2,372

Consolidated Income (loss)
 - Combined Segments           $750    $(3,067)   $(10,029)   $25,920
Provision for income tax
 expense (benefit)             $627     (1,642)    $(3,702)     7,781
Income tax (benefit) from
 termination of REIT
 status                           -     (1,019)          -    (10,884)
  Consolidated Net
Income (loss)                  $123      $(406)    $(6,327)   $29,023

Per Share Data
--------------
Weighted average common
 shares outstanding       7,309,079  7,862,949   7,613,773  7,861,988
Consolidated income
 (loss) per share basic       $0.02     $(0.05)     $(0.83)     $3.69
Consolidated income
 (loss) per share diluted     $0.01     $(0.05)     $(0.83)     $3.57

Loan Origination and Sale
-------------------------
 Data
 ----
Total mortgage loans
 funded in period
 ($ millions)                $2,490     $1,855      $9,002    $10,173
Number of loans funded       13,502     11,055      50,902     57,814
Total mortgage loans sold
 in period ($ millions)      $2,640     $1,932      $9,039    $10,277

Percentage of mortgage
 loans funded in period
 by type (based on
 $ funded):
  Conventional conforming      42.2%      70.4%       50.0%      75.8%
  Alt-A                        26.1%       3.7%       18.6%       2.1%
  Jumbo/Non conforming         21.4%      12.1%       19.3%      11.2%
  Government                    5.5%      12.5%        8.7%      10.2%
  Second/HELOC                  4.0%       1.3%        3.1%       0.7%
  Subprime                      0.8%       0.0%        0.4%       0.0%
                              100.0%     100.0%      100.0%     100.0%

Balance Sheet Data
------------------
Cash and cash equivalents   $50,600    $44,400     $50,600    $44,400
Restricted cash               2,100      2,100       2,100      2,100

Bond collateral mortgage
 loans and real estate
 owned, net of reserves,
 held for investment         14,988    161,252      14,988    161,252

Mortgage loans held for
 sale, net                  238,440    276,781     238,440    276,781

Total assets                340,479    500,972     340,479    500,972

Short-term debt             232,236    268,619     232,236    268,619

Long-term debt, net          13,500    130,295      13,500    130,295

Total stockholders'
 equity                     $77,151    $88,485     $77,151    $88,485
Book value per share
 basic                       $10.56     $11.24      $10.56     $11.24
Book value per share
 diluted                      $9.58     $10.86       $9.58     $10.86

Debt to equity ratio          3.2:1      4.5:1       3.2:1      4.5:1

----------------------------------------------------------------------
($ in thousands, except per share data and as noted)


     CONTACT: AmNet Mortgage, Inc.
              Investor and Analyst Relations Contacts
              Judith Berry, 858-909-1230
              jberry@amnetmortgage.com
              or
              Clay Strittmatter, 858-909-1340
              cstrittmatter@amnetmortgage.com
              or
              Financial Relations Board
              Deanna Hobson, 310-854-8318
              dhobson@financialrelationsboard.com
              or
              Media Relations Contacts
              Kasey Emmel, 858-909-1335
              kemmel@amnetmortgage.com
              or
              Forti Communications Inc.
              Corinne Forti, 805-498-0113
              cforti@amnetmortgage.com
              forticomm@aol.com